NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	EVP/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS SECOND QUARTER 2005 RESULTS
Quarterly Net Income Up 18.3% as Bank Continues to Execute on Business Objectives

EUGENE, OR, July 20, 2005 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported consolidated results for the second quarter and six months ended June 30, 2005.

Net income for the second quarter 2005 was $2.3 million, an 18.3 % increase from the $1.9 million reported for the comparable quarter of 2004. Earnings for the current quarter were $0.26 per diluted share compared to $0.22 per diluted share for the second quarter of 2004. Shares outstanding and per share information for the prior year second quarter and six months year-to-date have been adjusted for the 5-for-4 stock split issued on September 30, 2004. Return on assets and return on equity for the current quarter were 1.68 % and 17.55%, respectively, compared to the 1.74% and 17.37%, respectively, which were reported for the second quarter of 2004.

“During the second quarter we continued to build on the strong financial performance of recent quarters by successfully executing on our business objectives,” said Hal Brown, president and CEO of Pacific Continental. “Business activity remained strong during the quarter as we experienced solid core deposit growth and we achieved good loan production. New loan production was somewhat offset by loan repayments that we anticipated, primarily loans for construction financing. As a result, net loan growth for the second quarter was up only $2.4 million from that of the first quarter 2005. Looking forward, we anticipate that the third quarter will show excellent new loan production activity and much stronger net loan growth as the 2005 construction season peaks and the funding lines currently in place begin to be advanced,” commented Brown.

Average loans for the quarter increased $19.1 million from the first quarter 2005 average; and at June 30th total gross loans were $488.6 million, a 21.3% increase from June 30, 2004. Core deposits also showed growth with average core deposits for the second quarter increasing $14.3 million from the first quarter 2005. At June 30, 2005 total core deposits were $416.0 million, an increase of 18.4% from those reported one year ago.

During the second quarter the bank continued to improve its loan portfolio credit quality. At June 30th nonperforming assets to total assets were 0.16%, continuing the improvement experienced in recent quarters. For comparison purposes, nonperforming assets to total assets were 0.27% at year-end 2004 and 0.39% at June 30, 2004. Additionally, internally classified and watch loan totals showed progress as certain credits were improved and were upgraded while several other classified loan relationships exited the bank. Net loan charge-offs for the six months ended June 30, 2005 totaled $268 thousand, an annualized net charge-off rate of 0.11%. During the second quarter the bank expensed $325 thousand to the provision for loan losses, an increase from the $75 thousand expensed in the second quarter 2004 but in line with management’s previous estimates. At June 30, 2005 the reserve for loan losses was $5.5 million or 1.13% of outstanding loans and as a ratio to nonperforming loans was 634%.

Net income for the first six months of 2005 was $4.4 million, an 18.6% improvement compared to the $3.7 million reported for the comparable period of 2004. Year-to-date split-adjusted earnings were $0.49 per diluted share compared to $0.42 per diluted share for the comparable period of 2004. Return on assets and return on equity for the first six months of 2005 were 1.63% and 16.93%, respectively, which is comparable to the 2004 year-to-date results of 1.68% and 16.67%, respectively.

Pacific Continental continues to maintain an attractive net interest margin. The company benefits from both high loan demand and low cost funding. For the second quarter 2005, the net interest margin as a percent of earning assets was 5.71%, improving over the 5.65% reported for the first quarter of 2005 and comparable to the 5.74% reported for the second quarter of 2004. The prolonged low interest rate environment has placed pressure on the bank’s interest margin; however, the bank’s balance sheet remains asset sensitive and the prospects for increases in market interest rates is expected to contribute to margin improvement as the year unfolds.

Six Month 2005 Highlights:
•	18.6% increase in six-month net income from one year ago.
•	Announced the site for our 4th Portland office location.
•	Selected for the 5th consecutive year to the Oregon Business magazine’s “Top 100 Best Companies to Work For”annual survey.
•	For the second consecutive year, received the “Profiles in Excellence Award” first place recognition for client service.
•	Named to the Seattle Times“Northwest 100” ranking for the 5th consecutive year.
•	Paid two $0.07 per share quarterly dividends, an 11.1% annualized increase.
•	Sandler O’Neill& Partners, L.P. initiated equity research coverage of Pacific Continental joining firms Hoefer & Arnett and D.A. Davidson in providing equity research coverage.

Live Audio Webcast:

Pacific Continental is offering a live telephone conference call and audio Webcast for interested parties relating to its second quarter results on Wednesday July 20th at 1:30 p.m. Pacific Time. To listen to the conference call interested parties should call (877) 244-9115 and provide the pass code: “Pacific Continental second quarter earnings”, leader: Hal Brown. To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section of the company’s home page (http://www.therightbank.com/).

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state's two largest commercial markets. Pacific Continental targets the banking needs of community-based businesses, professional service groups, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-one years, and since 1979 the company has paid a cash dividend in twenty-six out of twenty-seven years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen.” The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 “Business of the Year.” Pacific Continental Corporation’s shares are listed on the NASDAQ’s National Market under the symbol "PCBK." Additional information on Pacific Continental and its services including online and electronic banking can be found at www.therightbank.com.

Safe Harbor

This release contains ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 (``PSLRA''). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company’s banking subsidiary , particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly on-going compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank’s Portland market; the company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time-to-time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

Pacific Continental Corporation Consolidated Statements of Income For the Six Months Ended ($ Amounts in Thousands, except share and per share data)

	30-Jun-05	30-Jun-04
Interest income	$18,105	$13,698
Interest expense	$3,880	$2,032
Net interest income	$14,225	$11,666
Provision for loan losses	$550	$175
Noninterest income	$2,063	$2,229
Noninterest expense	$8,690	$7,775
Income before taxes	$7,048	$5,945
Taxes	$2,693	$2,273
Net income	$4,355	$3,672

Net income per share
Basic	$0.50	$0.43
Fully diluted	$0.49	$0.42

Outstanding shares at period end	8,759,573	8,577,850
Outstanding shares, year-to-date average (basic)	8,722,624	8,528,508
Outstanding shares, year-to-date average (diluted)	8,981,991	8,748,550

Consolidated Statements of Income For the Quarters Ended ($ Amounts in Thousands, except share per share data)

	30-Jun-05	30-Jun-04
Interest income	$9,432	$6,984
Interest expense	$2,111	$1,012
Net interest income	$7,321	$5,972
Provision for loan losses	$325	$75
Noninterest income	$1,091	$1,152
Noninterest expense	$4,360	$3,898
Income before taxes	$3,727	$3,151
Taxes	$1,422	$1,203
Net income	$2,305	$1,948

Net income per share
Basic	$0.26	$0.23
Fully diluted	$0.26	$0.22

Outstanding shares, quarter average (basic)	8,747,028	8,557,125
Outstanding shares, quarter average (diluted)	8,990,960	8,776,284

Pacific Continental Corporation Financial Data and Ratios ($ Amounts in Thousands, except for share and per share data)

	Year-to-date Ending		For Quarter Ending
Balance Sheet	30-Jun-05	30-Jun-04	30-Jun-05	30-Jun-04
Loans at period end	$488,551	$402,838
Real estate secured loans	$358,886	$293,246
Commercial loans	$116,057	$95,531
Other loans	$13,608	$14,061
Allowance for loan losses at period end	$5,506	$5,130
Assets at period end	$553,768	$460,709
Core Deposits at period end	$416,038	$351,300
Total deposits at period end	$450,892	$386,163
Stockholders' equity at period end	$53,134	$45,207

Loans, average	$480,469	$378,956	$490,253	$391,182
Earning assets, average	$505,035	$407,299	$514,382	$418,548
Assets, average	$540,407	$439,160	$551,882	$451,010
Core deposits, average	$401,084	$338,184	$408,362	$343,758
Total deposits, average	$432,359	$361,328	$439,928	$368,917
Stockholders' equity, average	$51,878	$44,304	$52,711	$45,117

Financial Performance
Return on average assets	1.63%	1.68%	1.68%	1.74%
Return on average equity	16.93%	16.67%	17.55%	17.37%
Net interest margin	5.68%	5.76%	5.71%	5.74%
Efficiency ratio	53.35%	55.96%	51.83%	54.72%
Net income per share
Basic	$0.50	$0.43	$0.26	$0.22
Fully diluted	$0.49	$0.42	$0.26	$0.22

Loan Quality
Loan charge-offs	$326	$308	$236	$231
Loan recoveries	($58)	($37)	($37)	($25)
Net loan charge-offs (recoveries)	$268	$271	$199	$206

Non-accrual loans	$973	$1,876
90-day past due and accruing interest	$19	$0
Gross nonperforming loans	$992	$1,876
Government guarantees on
non-accrual and 90-day past due	($124)	($415)
Net nonperforming loans	$868	$1,461
Foreclosed property	$0	$343
Nonperforming assets, net of govt. guarantees	$868	$1,804

Loan Quality Ratios
Net nonperforming loans to total loans	0.18%	0.36%
Nonperforming assets to total assets	0.16%	0.39%
Allowance for loan losses to net nonperforming loans	634.33%	351.13%
Annualized net loan charge-offs to average loans	0.11%	0.14%
Allowance for loan losses to total loans	1.13%	1.27%